Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the MAKO Surgical Corp. 2008 Omnibus Incentive Plan of our reports dated February 28, 2013, with respect to the consolidated financial statements of MAKO Surgical Corp., and the effectiveness of internal control over financial reporting of MAKO Surgical Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Boca Raton, Florida
February 28, 2013